FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 8, 2017

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Suite 400 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 8, 2017, Second Sight Medical Products, Inc. (the “Company” or “we”) issued a press release announcing that the U.S. Food and Drug Administration (FDA) has granted Expedited Access Pathway designation for the Orion™ Cortical Visual Prosthesis System (Orion). This designation is given to a few select medical devices in order to provide more effective treatment of life-threatening or irreversibly debilitating diseases or conditions. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review.

The Orion converts images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses that are transmitted wirelessly to an array of electrodes implanted on the surface of the visual cortex of the brain, intended to result in the perception of patterns of light. We believe that Orion, by bypassing the retina and optic nerve and directly stimulating the visual cortex, has the potential to restore useful vision to patients completely blinded due to many reasons, including glaucoma, diabetic retinopathy, or forms of cancer and trauma.

The Company has approval for a feasibility study for two U.S. sites to enroll up to five total patients. The Company has designated the University of California, Los Angeles and Baylor College of Medicine in Houston as the U.S. clinical trial sites.

A copy of our press release entitled “Second Sight Receives FDA Expedited Access Pathway Designation for the Orion Cortical Visual Prosthesis System” is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued November 8, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2017

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Thomas B. Miller
By: Thomas B. Miller
Chief Financial Officer